Exhibit 99.1

NEWS RELEASE

Green Plains Reports Fourth Quarter and Full-Year 2014 Financial Results

Company Achieves Record Operating Income of $286 million for 2014

Results for the Fourth Quarter of 2014

•	Net income of $42.2 million

•	Earnings per diluted share of $1.07

Results for the Full Year of 2014

•	Net income of $159.5 million

•	Earnings per diluted share of $3.96

OMAHA, NEB. (GLOBE NEWSWIRE) – February 4, 2015 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter of 2014. Net income for the quarter was $42.2 million, or $1.07 per diluted share, compared to net income of $25.5 million, or $0.65 per diluted share, for the same period in 2013. Revenues were $829.9 million for the fourth quarter of 2014 compared to $712.9 million for the same period in 2013.

Net income for the full year was $159.5 million, or $3.96 per diluted share, compared to $43.4 million, or $1.26 per diluted share for the same period in 2013. Revenues were $3.2 billion for the full year of 2014 compared to $3.0 billion for the same period in 2013.

“We continue to focus on profitable growth opportunities within and adjacent to our value chain,” said Todd Becker, President and Chief Executive Officer. “This year gave us the opportunity to demonstrate the capability of the large diversified platform we have been building over the last 7 years. We produced a record 966 million gallons of ethanol, processed 10 million tons of corn, and earned over $100 million of non-ethanol operating income in 2014. We are also close to achieving our goal of zero net term debt”

During the fourth quarter, Green Plains ethanol production totaled 246.6 million gallons, or approximately 96% of its daily average production capacity. Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $23.9 million in the fourth quarter of 2014 compared to $28.2 million for the same period in 2013. Non-ethanol operating income for the year ended December 31, 2014 was $103.8 million compared to $80.9 million for the same period in 2013.

“U.S. ethanol margins have been volatile during the first part of this year. Demand for the product at these lower price levels remains robust, both domestically and internationally. We expect the industry will continue to adjust to lower energy prices and remain optimistic we will perform well over the coming year,” added Becker. “Green Plains just completed its sixth consecutive year of profitable operations, a testament to the resiliency of our people, our assets and our strategy.”

Green Plains had $455.3 million in total cash and equivalents and $187.5 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions) at December 31, 2014. Green Plains reduced term debt outstanding by $100.8 million and invested $85.4 million in capital expenditures and acquisitions during 2014.

Fourth quarter 2014 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $90.7 million compared to $63.9 million for the same period in 2013. For the year ended December 31, 2014, EBITDA was $350.7 million compared to $156.6 million for the same period in 2013. For reconciliations of net income to EBITDA, see “EBITDA” below.

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2014 Business Highlights

•	The Company began ethanol production at its Fairmont, MN ethanol plant in early January 2014. The 115 million gallon per year ethanol plant had been idle for over a year when it was originally acquired in November 2013.

•	Following the Company’s notice to redeem its $90.0 million of 5.75% convertible notes due 2015, nearly all holders exercised their conversion rights resulting in the issuance of approximately 6.5 million common shares in exchange for the notes, which was completed on March 19, 2014.

•	In May 2014, following approval by the Company’s shareholders, the Company’s name was changed from Green Plains Renewable Energy, Inc. to Green Plains Inc. to reflect the diversification of the Company’s operations from a focus primarily related to renewable energy.

•	In June 2014, Green Plains Processing LLC, a wholly-owned subsidiary of the Company, completed a $225 million Senior Secured Credit Facility due in 2020. The proceeds of the credit facility were used to refinance debt outstanding at five subsidiaries in the ethanol production segment. Credit ratings assigned to the credit facility from Standard & Poor’s and Moody’s are BB and B2, respectively. Green Plains Inc. corporate credit ratings are B+ and B2 from Standard & Poor’s and Moody’s, respectively.

•	In June 2014, Green Plains acquired the assets of Supreme Cattle Feeders from Agri Beef Co. The acquisition included the feed yard doing business as Supreme Cattle Feeders and the Cimarron Grain storage facility based near Kismet, Kansas. The operation consists of approximately 2,600 acres of land that has the capacity to support 70,000 head of cattle and its current grain storage capacity is approximately 3.8 million bushels.

•	In August 2014, Green Plains announced a share repurchase program of up to $100 million of its common stock pursuant to which it may repurchase shares from time to time in open market transactions, privately negotiated transactions, accelerated share buyback programs, tender offers or by other means. The timing and amount of repurchase transactions will be determined by the Company’s management based on its evaluation of market conditions, share price, legal requirements and other factors. No shares have been repurchased pursuant to this program to date.

•	In November 2014, Green Plains Trade Group LLC amended its senior secured asset-based revolving credit facility from $130.0 million to $150.0 million and extended the maturity date to November 26, 2019.

•	In December 2014, Green Plains Cattle Company entered into a $100.0 million senior secured asset-based revolving credit facility with various lenders to provide for working capital financing for the cattle feedlot operations. This loan replaced the $15.0 million senior secured asset-based revolving credit facility. The revolving credit facility matures in October 2017.

•	In December 2014, Green Plains paid a quarterly cash dividend of $0.08 per share on its common stock. For 2014, Green Plains paid $8.9 million in dividends to shareholders.

Conference Call

On February 5, 2015, Green Plains will hold a conference call to discuss its fourth quarter and full-year 2014 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-523-1228 and the international dial-in number is 719-785-1765.

The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through February 9, 2015.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

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Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues	$829,939	$712,869	$3,235,611	$3,041,011
Cost of goods sold	732,288	640,697	2,860,813	2,867,991

Gross profit	97,651	72,172	374,798	173,020
Selling, general and administrative expenses	(23,722)	(21,121)	(88,524)	(65,169)

Operating income	73,929	51,051	286,274	107,851

Other income (expense)
Interest income	215	127	635	294
Interest expense	(10,156)	(9,916)	(39,908)	(33,357)
Other, net	626	(430)	3,429	(2,507)

Total other expense	(9,315)	(10,219)	(35,844)	(35,570)

Income before income taxes	64,614	40,832	250,430	72,281
Income tax expense	22,377	15,371	90,926	28,890

Net income	$42,237	$25,461	$159,504	$43,391

Earnings per share:
Basic	$1.12	$0.84	$4.37	$1.44

Diluted	$1.07	$0.65	$3.96	$1.26

Weighted average shares outstanding:
Basic	37,610	30,427	36,467	30,183

Diluted	39,543	42,703	40,730	38,304

Consolidated revenues increased by $117.1 million for the three months ended December 31, 2014 compared to the same period in 2013. The revenue increase is attributable to increased sales of ethanol, distillers grains and corn oil as a result of the addition of the Fairmont, MN and Wood River, NE ethanol plants in November 2013. Gross profit increased by $25.5 million for the three months ended December 31, 2014 compared to the same period in 2013 primarily as a result of increased volumes and improved margins for ethanol production, as well as increased merchant trading activity, offset by reduced income from crude oil transportation.

Operating income increased by $22.9 million for the three months ended December 31, 2014 compared to the same period in 2013 as a result of the factors discussed above partially offset by a $2.6 million increase in selling, general and administrative expenses. Interest expense increased by $0.2 million for the three months ended December 31, 2014 compared to the same period in 2013 due to higher borrowing costs, partially offset by lower average balances outstanding. Income tax expense was $22.4 million for the three months ended December 31, 2014 compared to $15.4 million for the same period in 2013.

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For 2013 and the first quarter of 2014 diluted EPS is computed by dividing net income on an if-converted basis, with respect to the 3.25% Notes and the 5.75% Notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the Company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The Company intends to settle conversions in cash for the principal amount and cash or shares of the Company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculations of basic and diluted EPS are as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Basic EPS:
Net income	$42,237	$25,461	$159,504	$43,391
Weighted average shares outstanding - basic	37,610	30,427	36,467	30,183

EPS - basic	$1.12	$0.84	$4.37	$1.44

Diluted EPS:
Net income	$42,237	$25,461	$159,504	$43,391
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	898	576	3,578
3.25% Notes	—	1,393	1,379	1,473

Net income - diluted	$42,237	$27,752	$161,459	$48,442

Weighted average shares outstanding - basic	37,610	30,427	36,467	30,183
Effect of dilutive convertible debt:
5.75% Notes	—	6,300	1,006	6,286
3.25% Notes	1,759	5,756	3,040	1,624
Effect of dilutive stock-based compensation awards	174	220	217	211

Weighted average shares outstanding - diluted	39,543	42,703	40,730	38,304

EPS - diluted	$1.07	$0.65	$3.96	$1.26

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of fuel terminals, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues:
Ethanol production	$515,481	$494,710	$2,171,022	$2,051,042
Corn oil production	21,063	19,860	79,750	69,163
Agribusiness	291,182	272,351	1,308,556	813,718
Marketing and distribution	855,035	715,151	3,357,800	2,894,646
Intersegment eliminations	(852,822)	(789,203)	(3,681,517)	(2,787,558)

	$829,939	$712,869	$3,235,611	$3,041,011

Gross profit (loss):
Ethanol production	$69,368	$44,881	$236,096	$79,109
Corn oil production	12,421	11,184	42,937	36,615
Agribusiness	6,926	3,273	14,833	6,258
Marketing and distribution	12,540	18,597	80,326	57,671
Intersegment eliminations	(3,604)	(5,763)	606	(6,633)

	$97,651	$72,172	$374,798	$173,020

Operating income (loss):
Ethanol production	$63,301	$40,505	$214,497	$63,012
Corn oil production	12,354	11,343	42,651	36,569
Agribusiness	5,156	2,543	8,497	3,324
Marketing and distribution	6,411	14,317	52,669	40,971
Intersegment eliminations	(3,604)	(5,762)	666	(6,588)

Segment operating income	83,618	62,946	318,980	137,288
Corporate activities	(9,689)	(11,895)	(32,706)	(29,437)

	$73,929	$51,051	$286,274	$107,851

During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Ethanol sold	246,595	213,314	966,176	734,483
(thousands of gallons)

Distillers grains sold	697	582	2,670	2,038
(thousands of equivalent dried tons)

Corn consumed	87,962	74,514	343,892	257,663
(thousands of bushels)

Revenues in the ethanol production segment increased by $20.8 million for the three months ended December 31, 2014 compared to the same period in 2013 primarily due to higher volumes sold, partially offset by lower average ethanol and distillers grains prices. The ethanol production segment produced and sold 246.6 million gallons of ethanol, which represents approximately 96% of daily average production capacity, during the fourth quarter of 2014.

Cost of goods sold in the ethanol production segment decreased by $3.7 million for the three months ended December 31, 2014 compared to the same period in 2013. Corn consumption increased by 13.4 million bushels but the average cost per bushel decreased by 20% during the three months ended December 31, 2014 compared to the same period in 2013. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $24.5 million and $22.8 million, respectively, for the three months ended December 31, 2014 compared to the same period in 2013.

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Depreciation and amortization expense for the ethanol production segment was $13.6 million for the three months ended December 31, 2014 compared to $11.9 million during the same period in 2013, due to the increased expenses from the Fairmont and Wood River plants, which were acquired in 2013.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $1.2 million for the three months ended December 31, 2014 compared to the same period in 2013. During the three months ended December 31, 2014, the corn oil production segment sold 63.1 million pounds of corn oil compared to 50.9 million pounds in the same period of 2013. The average price realized for corn oil was approximately 14% lower for the fourth quarter of 2014 compared to the same period in 2013. Gross profit and operating income in the corn oil production segment increased by $1.2 million and $1.0 million, respectively for the three months ended December 31, 2014 compared to the same period in 2013.

Agribusiness Segment

Revenues in the agribusiness segment increased by $18.8 million, and gross profit and operating income increased by $3.7 million and $2.6 million, respectively, for the three months ended December 31, 2014 compared to the same period in 2013. The segment sold 78.1 million bushels of grain, including 75.0 million bushels to the ethanol production segment, during the three months ended December 31, 2014 compared to sales of 60.6 million bushels of grain, including 59.6 million bushels to the ethanol production segment, during the same period in 2013. The increase in grain sold during the three months ended December 31, 2014 compared to the same period in 2013 is due to an increase in the number of ethanol plants in the ethanol production segment to which the agribusiness segment supplied corn, including the ethanol plants in Fairmont and Wood River, which were acquired in November 2013. Additionally, $13.2 million of the increase in revenues is due to the cattle-feeding operation that was acquired during the second quarter of 2014.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $139.9 million for the three months ended December 31, 2014 compared to the same period in 2013. Of the increase in revenues, $100.5 million was primarily due to the following factors: an increase in the volume of ethanol and distillers grains sold from the recently-acquired ethanol plants and an increase in merchant trading of distillers grains, corn oil and other grains. In addition, revenues from the sale of natural gas to the ethanol production segment increased by $44.9 million. Effective in the fourth quarter of 2013, the marketing and distribution segment provides natural gas procurement for the ethanol plants.

The marketing and distribution segment sold 308.7 million and 263.9 million gallons of ethanol during the three months ended December 31, 2014 and 2013, respectively. Gross profit and operating income for the marketing and distribution segment decreased by $6.1 million and $7.9 million, respectively, for the three months ended December 31, 2014 compared to the same period in 2013, primarily due to increased freight charges within the marketing and distribution segment for ethanol and distillers grains.

Intersegment Eliminations

Intersegment eliminations of revenues increased by $63.6 million for the three months ended December 31, 2014 compared to the same period in 2013 due to the following factors: increased corn sales from the agribusiness segment to the ethanol production segment of $3.6 million, increased natural gas sales from the marketing and distribution segment to the ethanol production segment of $44.9 million, decreased distillers grains sales from ethanol to marketing and distribution of $13.0 million, and increased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $24.7 million, which is primarily due to the ethanol plants acquired in the fourth quarter of 2013. Intersegment eliminations of gross profit and operating income decreased by $2.2 million for the three months ended December 31, 2014 compared to the same period in 2013 due primarily to decreased average margins during the fourth quarter of 2014.

Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment but is eliminated from consolidated results until title to the product has been transferred to a third party. Although ethanol quantities held as inventory by the marketing and distribution segment increased modestly during the fourth quarter, the average margin per gallon realized by the ethanol production segment decreased, resulting in a reduction in deferred intersegment profits during the fourth quarter. This was partially offset by increased intersegment profits eliminated for corn oil and distillers grains in transit to customers at the end of the fourth quarter of 2014 which will be recognized in future periods.

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Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$42,237	$25,461	$159,504	$43,391
Interest expense	10,156	9,916	39,908	33,357
Income taxes	22,377	15,371	90,926	28,890
Depreciation and amortization	15,896	13,196	60,362	51,002

EBITDA	$90,666	$63,944	$350,700	$156,640

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31, 2014	December 31, 2013
ASSETS
Current assets	$910,910	$633,305
Property and equipment, net	825,210	806,046
Other assets	92,437	92,694

Total assets	$1,828,557	$1,532,045

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$511,540	$409,197
Long-term debt	399,440	480,746
Other liabilities	120,128	96,744

Total liabilities	1,031,108	986,687
Total stockholders’ equity	797,449	545,358

Total liabilities and stockholders’ equity	$1,828,557	$1,532,045

As of December 31, 2014, Green Plains had $455.3 million in total cash and equivalents and $187.5 million available under committed loan agreements at subsidiaries (subject to borrowing base restrictions and other specified lending conditions). Total debt at December 31, 2014 was $672.8 million, including $209.9 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of December 31, 2014, Green Plains had total assets of approximately $1.8 billion, total stockholders’ equity of approximately $797.4 million, and approximately 37.6 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700

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